Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2011 Stock Incentive Plan, the 2019 Stock Option and Incentive Plan, and the 2019 Employee Stock Purchase Plan of Health Catalyst, Inc. of our report dated April 9, 2019, except for the fourth paragraph of Note 1, as to which the date is July 12, 2019, with respect to the consolidated financial statements of Health Catalyst, Inc. for the year ended December 31, 2018 included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-232400) and related Prospectus of Health Catalyst, Inc. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Salt Lake City, UT
July 24, 2019